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                                                                   Exhibit 10.14

                     [Letterhead of Rotech Healthcare Inc.]

                                                October 30, 2002

Janet Ziomek
2416 Shoreham Road
Orlando, Fl 32803

     Re: Agreement with Respect to Rights Upon Termination of Employment

Dear Janet:

     Rotech Healthcare, Inc., a Delaware corporation (the "Company" or "Rotech"), is pleased to offer you the following agreement with respect to your rights upon the termination of your employment with the Company.

     1. Upon the termination of employment by you for Good Reason or by the Company without Cause (as those terms are defined below), the Company shall (a) pay to you, with your final paycheck, any base salary or bonus earned by you but not yet paid as of the date of the termination of your employment; (b) fully reimburse you for all reimbursable expenses; (c) pay to you in a lump sum no later than twenty (20) days after the termination of your employment, an amount equal to the sum of (i) one hundred fifty percent (150%) of your annual base salary (measured as of the time of the termination of your employment and without mitigation due to any remuneration or other compensation earned by you following such termination of employment), and (ii) an amount equal to the bonus paid to you for performance in 2001 (excluding bankruptcy retention related bonuses); and (d) continue your medical coverage under the Company's group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act ("COBRA") for period of eighteen (18) months from the date of the termination of your employment by directly paying the monthly premiums on your behalf during such period. Your entitlement to the severance pay and other termination benefits provided for in this Paragraph 1 are conditioned upon your
(A) providing a general release in favor of Rotech, in a form approved by the Company, of any and all claims arising out of, relating to or concerning your employment or the termination of your employment with the Company; and (B) material compliance with the restrictive covenants set forth in Paragraphs 4,5 and 6, below.

     2. Wherever reference is made in this letter agreement to the termination of your employment by the Company being with or without Cause, "Cause" shall include, without limitation, the termination of your employment with the Company due to the occurrence of one or more of the following events as determined by a majority vote of the Board of Directors: (a) your conviction or your entry of a plea of guilty or nolo contendere to any felony, (b) your engagement in conduct constituting breach of fiduciary duty, willful misconduct or gross negligence relating to the Company or the performance of your duties (including intentional acts of employment discrimination or sexual harassment) or fraud which have a significant adverse effect on the Company, (c) your willful failure to follow a reasonable and lawful written directive of the Chief Executive Officer or the Board of Directors (which shall be capable of


     2600 Technology Drive, Suite 300 - Orlando, Florida 32804 - 407-822-4600

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being performed by you with reasonable effort), (d) your deliberate and continued failure to perform your material duties, and (e) your intentional disparagement of the Company or any of its affiliate, subsidiary or parent companies or any of their collective executives, shareholders, directors, or officers in any written or oral communication; provided, however, that you shall receive thirty (30) days' prior written notice that the Board of Directors intends to meet to consider your termination for Cause and specifying the actions allegedly constituting Cause.

     3. For purposes of this letter agreement, "Good Reason" shall mean the occurrence of one or more of the following events: (a) the Company's failure to pay your base salary, earned bonus or additional earned compensation or its failure to continue your benefits, perquisites or related benefits, (b) a decrease in your base salary, (c) without your written consent, requiring you to regularly report to work at a facility more than fifty (50) miles from the location of your employment at the time of the execution of this letter agreement, (d) without your written consent, the directing to you of any duties or responsibilities which are materially inconsistent with your responsibilities, positions and/or titles, (e) without your written consent, a material reduction in your title, duties, positions or responsibilities, or (f) without your written consent, the failure by the Company to continue in effect any employee benefit or compensation plan including, but not limited to, any life insurance plan, health insurance plan and accidental death or disability plan in which you participate unless (1) such benefit or compensation plan, life insurance plan, health insurance plan or related covenant, or accidental death or disability plan or similar plan or benefit is replaced with a comparable plan in which you will participate or which will provide you with comparable benefits, or (2) the Company requests that you seek comparable coverage under another such plan(s) and the Company reimburses you in full, on an after-tax basis (taking into consideration all net Federal, State and local income taxes), for such coverage. In the event you believe Good Reason to exist, then you must provide the Company with written notice no later than ninety (90) days after such event or condition you claim constitutes Good Reason occurs specifying the bases for your belief that Good Reason exists. If the Company shall not have cured or eliminated the event constituting Good Reason within thirty (30) days after receipt of your written notice, upon expiration of such 30-day period, your employment hereunder shall automatically be terminated.

     4. By signing this letter, you acknowledge, confirm and agree that, given your position as a member of the senior management team of Rotech, you will be privy to and put in possession of certain confidential and proprietary information regarding Rotech, including, but not limited to, plans, strategies, financial information, business relationships, budgets, projections and personnel information (collectively, "Confidential Information") and that the disclosure or use by you of any such Confidential Information, other than directly for the purposes of fulfilling your job requirements, would cause material, substantial and irreparable damage to Rotech. Accordingly, you acknowledge and confirm that you have a continuing duty of confidentiality to Rotech and agree that you will hold, during the period of your employment and at all times thereafter, in the utmost and strictest confidence and will not, without Rotech's prior written permission, use or disclose (or act so as to cause the use or disclosure of) any Confidential Information. This provision shall survive the termination of your employment with the Company.


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     5. You further acknowledge and recognize the highly competitive nature of the Company's business and that you will have the opportunity to develop substantial relationships with existing and prospective clients, customers, strategic partners and employees and representatives of the Company during the course of and as a result of your employment as a member of senior management of the Company. In light of the foregoing, you also covenant and agree, that for a period of one (1) year following termination of your employment with Rotech, whether voluntary or involuntary, you will not, directly or indirectly, on your own behalf or on behalf of another person or entity, (a) be engaged in any business (as a principal, partner, director, officer, agent, employee, consultant or otherwise), or be financially interested in any entity or company, that provides or performs any services that directly compete with Rotech, (b) hire or engage, or attempt to hire or engage, on behalf of yourself or any other person or entity, any person known by you to be a current employee, consultant or representative of Rotech, or (c) intentionally or knowingly suggest, assist in or influence a distributor, source, supplier, customer, client or contractor of Rotech to sever his, her or its business relationship with, decrease in any material or substantial respect its activity with, or intentionally or knowingly do anything (whether by act of commission or omission) which would be adverse in any material or substantial respect to the interests of Rotech. This provision shall survive the termination of your employment with Rotech.

     6. You further agree that at any time upon the request of the Company or at the time of the termination of your employment for any reason, you will immediately deliver to the Company (and will not keep in your possession, recreate or deliver to anyone else) any and all Confidential Information or other property or materials belonging to the Company, its successors or assigns.

     7. You further acknowledge, and by your signature hereby confirm, that the Company has agreed to provide you with the benefits and payments provided for herein in consideration for your agreement to be bound by the restrictive covenants contained in Paragraphs 4 through 6 of this letter agreement and that such benefits serve as sufficient consideration therefore.


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If the foregoing correctly sets forth our understanding, please sign two (2)
copies of this letter and return it to the undersigned, whereupon this letter shall constitute a binding agreement between you and the Company.

                                  Very truly yours,

                                  Rotech Healthcare, Inc.

                                  By: /s/ Guy P. Sansone
                                  Name:  Guy P. Sansone
                                  Title: Interim Co-CEO & President


Accepted and Agreed:

/s/ Janet Ziomek
Janet Ziomek



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